Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
June 25, 2010
Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
Ladies and Gentlemen:
     We have acted as counsel to Halliburton Company, a Delaware corporation (“Halliburton”), in connection with the merger (the “Merger”) of Boots & Coots, Inc., a Delaware corporation (“Boots & Coots”), with and into Gradient LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Halliburton (“Merger Sub”). The Merger is to be undertaken pursuant to the Agreement and Plan of Merger, dated April 9, 2010 (the “Merger Agreement”), by and among Halliburton, Merger Sub, and Boots & Coots. The registration statement on Form S-4 relating to the Merger (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.
     For purposes of the opinion set forth below, we have relied, with the consent of each of Halliburton, Merger Sub, and Boots & Coots, upon the accuracy and completeness of the factual statements and representations that are contained in the Merger Agreement, the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement, certificates of officers of each of Halliburton and Boots & Coots, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have assumed that such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the closing date of the Merger, and we have not undertaken any independent investigation of any factual matter set forth in any of the foregoing. Further, we have assumed that the Merger will be consummated as of the date hereof in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, without the waiver of any material condition, and that the Merger will be effective under applicable state law.
     Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that all statements of legal conclusion attributed to Baker Botts L.L.P. in the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein. No opinion is expressed on any matters other than those specifically covered by this opinion.

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     This opinion is expressed as of the date hereof and is based on provisions of the Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts, or in circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.
     We consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. By giving this consent, we do not admit that we are (1) experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or (2) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Baker Botts L.L.P.